EXHIBIT 4.7

CERTIFICATE OF TRUST
OF
AMERICAN SAFETY CAPITAL TRUST I

THIS CERTIFICATE OF TRUST of American Safety Capital Trust I (the “Trust”), dated September 24, 2002, is being duly executed and filed by the undersigned, as trustee of the Trust, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.).

1.    Name.  The name of the statutory trust being formed hereby is American Safety Capital Trust I.

2.    Delaware Trustee.  The name and business address of the trustee of the Trust, with a principal place of business in the State of Delaware, are Deutsche Bank Trust Company Delaware, E.A. Delle Donne Corporate Center, Montgomery Bldg., 1011 Centre Road, Suite 200, Wilmington, Delaware 19805-1266.

3.    Effective Date.  This Certificate of Trust shall be effective as of its filing.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust as of the date first above written.

DEUTSCHE BANK TRUST COMPANY DELAWARE, as Trustee

By:	/S/ ROBERT T. HASTINGS
Name: Robert T. Hastings Title: Associate